Exhibit 10.3

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF BANKING

:
Commonwealth of Pennsylvania,	:
Department of Banking, Bureau of	:
Commercial Institutions,	:
:
v.	:	Docket No.: 120013 (ENF-ORD)
:
United Bank of Philadelphia	:
:

STIPULATION AND CONSENT TO
ENTRY OF ORDER

WHEREAS, United Bank of Philadelphia, Philadelphia, Pennsylvania (the "Bank"), is a Pennsylvania state-chartered bank and subject to regulation by the Commonwealth of Pennsylvania Department of Banking (the "Department") and the Federal Deposit Insurance Corporation (the "FDIC");

WHEREAS, the Bureau of Commercial Institutions (the "Bureau") is primarily responsible within the Department for the regulation and supervision of the Bank;

WHEREAS, the Bank was the subject of a Joint Report of Examination as of August 29, 2011 by the Bureau and the FDIC (the "Joint Report of Examination");

WHEREAS, the Joint Report of Examination gave the Bureau the reason to believe that the Bank had engaged in unsafe or unsound banking practices;

WHEREAS, as a result of the Joint Report of Examination, the Bureau is of the opinion that grounds exist for the entry of the attached Consent Order (the "Order") against the Bank pursuant to Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A; and,

WHEREAS, the Bank in the interest of compliance and cooperation, without admitting wrongdoing and in order to avoid administrative proceedings or other litigation, stipulates and agrees to the following terms and conditions in consideration of the Department's forbearance from further litigation and such other administrative proceedings based upon the forgoing recitals and the matters contained in the Order.

NOW, THEREFORE, IT IS AGREED BETWEEN THE DEPARTMENT AND THE BANK AS FOLLOWS:

1. Jurisdiction. The Bank is a "bank" within the meaning of Section 102(f) of the Banking Code of 1965, 7 P.S. § 102(f).

2.            Consent. The Bank consents to the issuance by the Department of the Order and further agrees to comply with the remedial action set forth in the Order upon its date of effectiveness as set forth in paragraph 5.

3.            Finality and Waiver. The Bank agrees that the Order is properly issued pursuant to the Department's authority under Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A, and complies with all requirements of law, and upon issuance, shall become final and unappealable. The Bank waives any rights they may have to seek administrative or judicial review of the issuance of the Order or the remedial actions and requirements set forth in the Order.

4.            Enforceability. The Bank acknowledges that the Department has the power to enforce the attached Order pursuant to Section 502 of the Department of Banking Code, 71 P.S. § 733-502.

5.            Effectiveness. The Bank stipulates and agrees that the Order will become effective on the date that it is executed by the Department.

6.            Confidentiality. The Bank acknowledges that this Stipulation and Consent to Entry of Order ("Stipulation and Consent") and the Order are for the confidential information of each member of the Board of Directors of the Bank, Bank committee persons and any of the Bank officers, employees or Bank attorneys at law who may be authorized by the Board of Directors of the Bank to review it. This Stipulation and Consent, the Order, any information contained therein and any reports or communication relating to the Stipulation and Consent and the Order may not be distributed to any party other than those identified in this paragraph without the prior approval of the Department, except as provided in Section 404.A of the Department of Banking Code, 71 P.S. § 733404.A.

7.            Required Reports. The Bank acknowledges that the reports required to be submitted to the Department under the Order are special reports being required under Section 403 of the Department of Banking Code , 71 P.S. § 733-403, and that, pursuant to Section 403.E.(1), 71 P.S. § 733-403.E.(1), the Department may, in addition to such other relief the Department is authorized to take under the applicable statutes, impose a monetary penalty of One Hundred Dollars ($100.00) a day for each day after the time fixed by the Order that the Bank fails to submit a required report.

8.            Other Actions.

(a) It is expressly and clearly understood that if at any time the Department shall deem it appropriate in fulfilling the responsibilities placed upon the Department under applicable law to undertake any further action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Department from doing so.

(b) It is expressly and clearly understood that nothing herein shall. preclude any proceedings brought by the Department to enforce the terms of this Order, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power or authority of the Federal Reserve or any other representatives of the

United States, departments or agencies thereof, Department of Justice, or any other representatives of the Commonwealth of Pennsylvania or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.

9.           Counsel. This Stipulation and Consent is entered into by the parties upon full opportunity for legal advice from legal counsel.

10.         Titles. The titles used to identify the paragraphs of this document are for the convenience of reference only and do not control the interpretation of this document.

11.         Counterparts. This Stipulation and Consent may be executed in separatecounterparts and by facsimile or PDF.

WHEREFORE, in consideration of the foregoing, including the recital paragraphs, the Department and the Bank, both intending to be legally bound, do hereby execute this Stipulation and Consent this 31 day of  1 ,2012.

/s/ Robert C. Lopez Robert C. Lopez, Director Bureau of Commerical Institutions Commonwealth of Pennsylvania Department of Banking 17 North Second Street, Suite 1300 Harrisburg, PA 17101

Section 501.B Notice. Pursuant to Section 501.B. of the Department of Banking Code, 71 P.S. § 733-501.B, the undersigned Directors of United Bank of Philadelphia are hereby given notice and warned that the Bank's failure to comply in full with the terms of the Order may result in an order being issued by the Bureau directing one or more members of the Board of Directors to appear and show cause why he or she should not be removed from his or her office or position within the Bank.

Acknowledgement. The undersigned Directors of United Bank of Philadelphia, each acknowledge that he or she has read the foregoing Stipulation and Consent and, acting solely in his or her capacity as a Director, approves of the consent thereto by United Bank of Philadelphia.

/s/ Bernard E. Anderson	/s/David R. Bright
Bernard E. Anderson	David R. Bright

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[Signatures continued from previous page]

/s/ Joseph T. Drennan	/s/ L. Armstead Edwards
Joseph T. Drennan	L. Armstead Edwards

/s/ Maurice R. Mitts	/s/ Rev. William B. Moore
Maurice R. Mitts	Rev. William B. Moore

/s/ Evelyn F. Smalls	/s/ Marionette Y. Wilson
Evelyn F. Smalls	Marionette Y. Wilson

/s/ Ernest L. Wright
Ernest L. Wright